EXHIBIT 99.1


MEDIA  CONTACTS:                                              INVESTOR  CONTACT:
Julie  Kim/Roger  Villareal                                     Billie  Anderson
Weber  Shandwick                                   Peet's  Coffee  &  Tea,  Inc.
415.248.3419/415.248.3425                                           510.594.2196
jkim@webershandwick.com                                      banderson@peets.com
rvillareal@webershandwick.com


                            PEET'S COFFEE & TEA, INC.
ANNOUNCES CHARGE TO SETTLE LITIGATION AND PAY SEVERANCE; DISCUSSES THIRD QUARTER
                                  2003 RESULTS

EMERYVILLE,  Calif.  -  October  23,  2003  - Peet's Coffee & Tea, Inc. (NASDAQ:
PEET), a specialty coffee roaster and marketer, today announced that it has reached an agreement in principle to settle all claims related to two lawsuits entitled Brian Taraz, et al. vs. Peet's Coffee & Tea, Inc., and Tracy Coffee, et al. vs. Peet's Coffee and Tea Inc. that were filed on February 25, 2003 and March 7, 2003, respectively. The settlement is subject to final documentation and court approval.

As previously disclosed, the purported class action suit alleges the company improperly classified certain California-based employees as "exempt" from overtime pay. While the Company denies the allegations underlying the suit, it has agreed to the settlement to avoid the cost, distraction and uncertainty associated with protracted litigation during the all-important Holiday selling season. The suit is similar to numerous other suits filed against companies with retail operations in California.

In addition to settling the overtime litigation, third quarter earnings will include severance expense associated with the previously announced departure of Mark Rudolph, the Company's former CFO, in July 2003, and the retirement of Mrs. Debbie McGraw, V.P. of Retail Operations.

As a result of these actions, the Company will take a charge of approximately $3.4 million in the third quarter and therefore expects results to be below analysts' estimates by this amount. The Company also indicated that its third quarter sales growth would be in the 13 percent range.

"Aside from these charges, we're pleased with our third quarter earnings and sales performance. While we are disappointed in having to settle this overtime litigation, we believe it is in the best interest of the Company and our shareholders to put this one-time matter behind us and move on," said Patrick O'Dea, president and chief executive officer, Peet's Coffee & Tea, Inc. "I also want to personally thank Debbie McGraw for her long commitment and dedication to Peet's. Over her 18 years of service with the Company, her impact has been profound and we are all grateful for her many contributions."

PEET'S  COFFEE  &  TEA,  INC.  Q3  2003  CONFERENCE  CALL
The Company will report its third quarter 2003 earnings via conference call on Wednesday, October 29, 2003, at which time the Company will also provide 2003 fourth quarter and year-end guidance, as well as 2004 sales and earnings guidance. The teleconference call will begin at 2:00 p.m. PDT/5:00 p.m. EDT. The call will be simultaneously webcast with accompanying slides on Peet's Web site at www.peets.com. A news release outlining 2003 third quarter financial results will be distributed publicly prior to the call.



                                     -MORE-

PEET'S  COFFEE  &  TEA,  INC.
DISCUSSES  THIRD  QUARTER  RESULTS
AND  LAWSUIT  SETTLEMENT
PAGE  2  OF  2

The teleconference can be accessed by calling 1-800-361-0912. A replay of the teleconference will be available at 5 p.m. PDT/8 p.m. EDT at 1-888-203-1112, using access code 371665. The recording will be archived through midnight EDT on November 5, 2003. It will also be available at http://investor.peets.com through October 29, 2004.

ABOUT  PEET'S  COFFEE  &  TEA,  INC.
Founded in Berkeley, Calif. in 1966, Peet's Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet's fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and 72 company-owned stores in six states. Peet's is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet's Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet's Coffee & Tea, Inc. shares are traded under the symbol PEET.

                                       ###

This press release contains statements that are not based on historical fact and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the settlement of the overtime litigation, estimated charges to earnings for the third quarter of 2003 and estimated earnings and sales for the third quarter of 2003. Because of the uncertainties inherent in these forward-looking statements, the Company's actual results could differ materially from those set forth in forward-looking statements. The Company's estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the courts approval of the settlement of the overtime litigation; the Company's ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers' tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 29, 2002.